Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-284277), Form S-3 (File No.’s 333-276473, 333-280721, 333-290580 and 333-292363), and Form S-8 (File No.’s 333-269330, 333-286066 and 333-292325) of our report dated March 28, 2025 (except for the Second Reverse Stock Split effective as of October 23, 2025 described in Note 1, as to which the date is February 9, 2026), with respect to the consolidated financial statements of Enveric Biosciences, Inc. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Morristown, New Jersey

March 27, 2026